CONTACTS:	James Winschel, Senior Vice-President and Chief Financial Officer Jill Baker, Vice President of Investor Relations (781) 434-4118
PAREXEL INTERNATIONAL PROVIDES FINANCIAL GUIDANCE
Boston, MA, July 5, 2006 — PAREXEL International Corporation (Nasdaq: PRXL) today reported its forward-looking financial expectations for the fourth quarter of Fiscal 2006 (ending June 30, 2006), Fiscal 2006 in its entirety, and Fiscal 2007.
For the fourth quarter of Fiscal Year 2006, the Company has reconfirmed its prior guidance issued on April 26, 2006 of consolidated service revenue in the range of $160 to $165 million and earnings per diluted share of $0.26 to $0.29. These are preliminary estimates only, as the Company has not yet closed the books for the fourth quarter and Fiscal year ending June 30, 2006.
For Fiscal 2006 (ending June 30, 2006) the Company has reconfirmed prior guidance of consolidated service revenue in the range of $605 to $610 million and earnings per diluted share in the range of $0.83 to $0.86 as calculated in accordance with Generally Accepted Accounting Principles (GAAP). Proforma earnings per diluted share for Fiscal 2006 are expected to be in the range of $0.86 to $0.89, excluding the effect of $0.9 million in special charges and restructuring reserve adjustments, and $0.1 million in associated tax benefits recorded in the first quarter of Fiscal 2006 (both as previously announced on October 19, 2005), or $0.03 per diluted share.
For Fiscal 2007, the Company anticipates reporting consolidated service revenue in the range of $690 to $710 million, and GAAP earnings per diluted share of $1.10 to $1.20, including the impact of recording stock-based compensation expense which is currently estimated to be approximately $0.18 per share for Fiscal 2007.
A conference call to discuss PAREXEL’s financial outlook will begin at 10:00 a.m. ET, July 6th and will be broadcast live over the internet via webcast. The webcast may be accessed in the “Webcasts” portion of the Investor Relations section of the Company’s website at http://www.parexel.com. Users should follow the instructions provided to assure that the necessary audio applications are downloaded and installed. A replay of this webcast will be archived on the website approximately two hours after the call and will continue to be accessible for approximately one year following the live event. To participate via telephone, dial (612) 332-1025 and ask to join the PAREXEL Earnings Guidance conference call.
PAREXEL is one of the largest biopharmaceutical outsourcing organizations in the world, providing a broad range of knowledge-based contract research, medical marketing and consulting services to the worldwide pharmaceutical, biotechnology and medical device industries. With a commitment to providing solutions that expedite time-to-market and peak market penetration, PAREXEL has developed significant expertise in clinical trials management, data management, biostatistical analysis, medical marketing, clinical pharmacology, regulatory and medical consulting, industry training and publishing and other drug development consulting services. Its information technology subsidiary, Perceptive Informatics, Inc., develops and offers a portfolio of innovative technology-based products and services that facilitate clinical drug development and are designed to decrease time to peak sales. The technology portfolio includes web-based portal solutions and tracking tools, Interactive Voice Response Systems (IVRS), Clinical Trial Management Systems (CTMS), electronic diary and investigator database solutions. Perceptive also offers advanced medical diagnostics services to assess rapidly and objectively the safety and efficacy of new drugs, biologics, and medical devices in clinical trials. PAREXEL’s integrated services, therapeutic area depth and sophisticated information technology, along with its experience in global drug development and product launch services, represent key competitive strengths. Headquartered near Boston, MA, PAREXEL operates in 52 locations throughout 39 countries around the world, and has 5,445 employees.
The Company believes that presenting the proforma information contained in this press release assists investors and others in gaining a better understanding of its core operating results and future prospects, especially when comparing such results to previous periods or forecasts. Management uses this proforma information, in addition to the GAAP information, as the basis for measuring the Company’s core operating performance and comparing such performance to that of prior periods and to the performance of its competitors. Such measures are also used by management in its financial and operating decision-making. Proforma information is not meant to be considered superior to or a substitute for the Company’s results of operations prepared in accordance with GAAP.
This release contains “forward-looking” statements regarding future results and events, including, without limitation, statements regarding expected financial results, future growth and customer demand, such as the guidance provided by the Company with respect to the fourth quarter of Fiscal 2006, Fiscal 2006, and Fiscal 2007. For this purpose, any statements contained herein that are not statements of historical fact may be deemed forward-looking statements. Without limiting the foregoing, the words “believes”, “anticipates”, “plans”, “expects”, “intends”, “appears”, “estimates”, “projects”, “targets” and similar expressions are also intended to identify forward-looking statements. The forward-looking statements in this release involve a number of risks and uncertainties. The Company’s actual future results may differ significantly from the results discussed in the forward-looking statements contained in this release. Important factors that might cause such a difference include, but are not limited to, risks associated with: actual operating performance; actual expense savings and other operating improvements resulting from restructurings, including the restructuring activities referenced in this release; the loss, modification, or delay of contracts which would, among other things, adversely impact the Company’s recognition of revenue included in backlog; the geographic distribution of the Company’s revenue and tax obligations; the Company’s dependence on certain industries and clients; the Company’s ability to win new business, manage growth and costs, and attract and retain employees; the Company’s ability to complete additional acquisitions and to integrate newly acquired businesses or enter into new lines of business; government regulation of the drug, medical device and biotechnology industry; consolidation within the pharmaceutical industry; competition within the biopharmaceutical services industry; the potential for significant liability to clients and third parties; the potential adverse impact of health care reform; and the effects of exchange rate fluctuations and other international economic, political, and other risks. Such factors and others are discussed more fully in the section entitled “Risk Factors” of the Company’s Quarterly Report on Form 10-Q for the Quarter ended March 31, 2006 as filed with the SEC on May 9, 2006, which “Risk Factors” discussion is incorporated by reference in this press release. The forward-looking statements included in this press release represent the Company’s estimates as of the date of this release. The Company specifically disclaims any obligation to update these forward-looking statements in the future. These forward-looking statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this press release.
PAREXEL is a registered trademark of PAREXEL International Corporation, and Perceptive Informatics is a trademark of Perceptive Informatics, Inc. All other names or marks may be registered trademarks or trademarks of their respective business and are hereby acknowledged.